EXHIBIT A

NOMINATING COMMITTEE MEMBERSHIP

Fund	Nominating Committee Members

Franklin Federal Tax-Free Income Fund	Harris J. Ashton
Robert F. Carlson
Edith E. Holiday
Frank W. T. LaHaye
John B. Wilson

Franklin Money Fund	Harris J. Ashton
Robert F. Carlson
Edith E. Holiday
Frank W. T LaHaye

Franklin Tax-Exempt Money Fund	Harris J. Ashton
Edith E. Holiday
Frank W. T. LaHaye
John B. Wilson

The Money Market Portfolios	Harris J. Ashton
Robert F. Carlson
Edith E. Holiday
Frank W. T. LaHaye

A-1